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                                                                   EXHIBIT 4.4.1


        AMENDMENT NO. 1 TO THE PATTERSON-UTI ENERGY, INC. 2001 LONG-TERM
          INCENTIVE PLAN ADOPTED BY THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS OF PATTERSON-UTI ENERGY, INC.,
                       EFFECTIVE AS OF DECEMBER 31, 2001


                  RESOLVED, that the number of shares of the Company's common stock authorized for issuance under the Patterson-UTI Energy, Inc. 2001 Long-Term Incentive Plan ("2001 Plan") be reduced from 2,000,000 to 1,000,000 shares through an amendment to Section 1.5 of the 2001 Plan by deleting the number "2,000,000" in the second line of that Section and substituting the number "1,000,000" therefor.